Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Northfield Bancorp Inc., and subsidiaries:

We consent to the incorporation by reference in the registration statement No. 333-147500 on Form S-8, of Northfield Bancorp, Inc. (the Company), of our report dated March 16, 2010, relating to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference herein. Our report on the consolidated financial statements refers to a change in the Company’s method of evaluating other-than-temporary impairments of debt securities as of April 1, 2009 due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board.

/s/  KPMG LLP

Short Hills, New Jersey
March 16, 2010